Exhibit 10.1
May 6, 2022
Drew Wilkerson
[address]

Dear Drew,
On behalf of the leadership team of XPO Logistics, Inc. (“XPO”), I’m happy to offer you a new position as Chief Executive Officer of the anticipated spin-off of XPO’s North American Transportation (“NAT”) segment (“SpinCo” or the “Company”), subject to and commencing upon the completion of the spin-off of NAT, which is expected to occur in the second half of 2022 (the “Spin-Off Effective Date”). If the spin-off does not occur, you will remain in your existing role of President, NAT, subject to the existing terms and conditions of your employment with XPO. I know I speak for the rest of our team when I say how pleased we are to make you this offer. This letter sets forth all of the terms and conditions of the offer.
Reporting and Work Location. In your role as Chief Executive Officer of SpinCo, you’ll report directly to SpinCo’s Board of Directors, and lead SpinCo. You’ll be based out of SpinCo’s Charlotte, North Carolina office.
Full-Time Employment. During your employment, you will be required to devote your full time and attention to your duties and responsibilities for the Company. You may not engage in any outside full or part-time employment without the prior written consent of the Company. For the avoidance of doubt, this does not preclude you from serving as an officer or director or otherwise participating in non-profit, educational, social welfare, religious or civic organizations, provided any such activities do not unreasonably interfere with the performance of your duties and responsibilities to the Company.
Your Compensation. We’d like to offer you the following compensation package:
•Base Salary: You’ll receive an annual base salary of $650,000, paid on a biweekly basis, less all applicable withholdings and deductions, and pro-rated for any partial period worked.
•Non-Pro-rated Annual Incentive: You will be eligible to participate in the Company’s annual incentive plan, subject to the terms and conditions of the plan, as may be amended. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 135% of your base salary. You will have the opportunity to earn 0% to 200% of your target incentive based on the aggregate level of achievement of your performance goals and the Company’s achievement of its business goals. Your performance goals, the Company’s business goals, and the payout curve for the bonus plan will be determined annually by the Compensation Committee of the Company’s Board of Directors (or its delegate) in its discretion. Your annual incentive will not be pro-rated for the year in which you begin employment as the CEO of SpinCo.

•Long-term Incentive: You will be eligible for a long-term incentive award, the amount, form and timing of which will be determined by SpinCo following the Spin-Off Effective Date. Any such award will be contingent upon the approval of the Compensation Committee of SpinCo’s Board of Directors or its delegate.
•Incentive Grant: On May 2, 2022 (the “Grant Date”), XPO awarded you an initial long-term stock incentive award (the “Incentive Grant”) with a Grant Date value of $7,500,000 to be awarded in the form of Company Performance-Based Stock Units (“PSUs”). The PSUs will vest in increments over five years following the Grant Date, contingent upon (i) the occurrence of the spin-off by December 31, 2022 and (ii) your continuous employment with XPO through the date of the spin-off and then with SpinCo following the spin-off through each applicable vesting date. If either of these vesting conditions is not satisfied, then any unvested portion of the Incentive Grant shall be forfeited. In connection with the spin-off, it is expected that the Incentive Grant will be converted into an award relating to SpinCo common stock based on an adjustment methodology to be approved by the Compensation Committee of the Company’s Board of Directors.
•Annual and long-term incentive awards will be reflective of your individual performance and contributions, Company performance, and the scope and expectations of your role in the Company. As an at-will employee, annual and long-term incentives are subject to change at the sole discretion of the Company’s Board of Directors.
Your Benefits.
We’re committed to hiring the best people, such as yourself. That’s why we offer a competitive benefits package-including healthcare coverage, personal time off, life/disability insurance, retirement planning and more. Additional details related to SpinCo’s benefits package will be provided to you following the Spin-Off Effective Date. Please note that the Company reserves the right to modify, amend and/or terminate the employee benefits at any time in its sole and absolute discretion, with or without prior notice to you, consistent with applicable law.
•Severance Benefits. You will also be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions of the SpinCo Severance Plan (“Plan”). A draft form of the Plan is attached, which will be finalized prior to the spin-off and become effective on the Spin-Off Effective Date.
•Company Policies. As a condition of your continued employment, you are required to abide by the Company’s rules and policies as may be published from time to time.
•SpinCo Confidential Information Protection Agreement. As a condition of your initial employment with SpinCo, you will be required to sign a Confidential Information Protection Agreement (“CIPA”) with SpinCo (the “SpinCo CIPA”). As the Spin-Off Effective Date and name of SpinCo are not yet public information, we have enclosed a draft of the form SpinCo CIPA to provide you with the general terms of the anticipated SpinCo CIPA, which, among other things, prohibits unauthorized use or disclosure of SpinCo’s confidential and proprietary information, and includes an 18-month non-competition provision and a two-year non-solicitation provision following the termination of your employment with SpinCo. You will be provided with the final execution copy of the SpinCo CIPA in advance of the Spin-Off Effective Date, which you will be required to sign by the Spin-Off Effective Date.
•XPO CIPA. Your existing CIPA with XPO (the “XPO CIPA”) will remain in effect in accordance with its terms, and XPO and its affiliates reserve all rights to enforce the provisions of the XPO CIPA as to XPO’s remaining business following the Spin-Off Effective Date. By signing this letter, you and XPO agree that the separation of your employment with XPO in connection with your transition to SpinCo is not considered a termination by XPO with or without Cause as defined under the XPO CIPA, and you are not entitled to any non-compete, severance, change in control, or other payments under the XPO CIPA upon separation of your employment with XPO in connection with the spin-off.
At-Will Employment. Your employment with the Company will be “at-will,” and shall continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 30 days advance notice. Neither this offer letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.
Third Party Beneficiary. By signing this letter, you agree that SpinCo is an express third-party beneficiary of this letter, and this letter is for the benefit of SpinCo and XPO. You hereby expressly agree and consent to the assignment of this letter to SpinCo as of the Spin-Off Effective Date. All rights and obligations of XPO under this letter will transfer to SpinCo, and XPO will cease to have any obligations to you, as of the Spin-Off Effective Date.
Entire Offer. This letter, along with the SpinCo CIPA and SpinCo Severance Plan, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). This offer letter is not to be construed as a contract for employment in any particular position for any particular salary or time period.
Taking the next step. As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we’re sure to continue along this trajectory and move forward to greater success.
Please make sure you’ve read the offer letter completely, plus all information included with it. Then sign and return the offer letter by e-mail to me at [email address]. This offer of employment will terminate if it is not accepted, signed, and returned within ten (10) business days from the date above.

If you have any questions, please reach out to me at [telephone number] or [email address].
We look forward to working with you!
Sincerely,
/s/Josephine Berisha
Josephine Berisha,
Chief Human Resources Officer
[email address]
Enclosures: Form SpinCo Confidential Information Protection Agreement; Draft Severance Plan
EMPLOYMENT ACCEPTANCE
I accept XPO’s offer of employment as stated above.

/s/Drew Wilkerson
Drew Wilkerson

5/9/22
Date